Exhibit 10.1

ADOPTION OF FOURTH ADDENDUM TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PREIT ASSOCIATES, L.P.

DESIGNATING THE RIGHTS, OBLIGATIONS, DUTIES AND PREFERENCES OF

SERIES D PREFERRED UNITS

September 11, 2017

Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Company” or the “General Partner”), as sole general partner of PREIT Associates, L.P., a Delaware limited partnership (the “Partnership”), hereby adopts this designation of units pursuant to Section 4.3.B of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., dated as of September 30, 1997, as amended (the “Partnership Agreement”), effective as of September 11, 2017. Capitalized terms used and not defined in this Addendum to the Partnership Agreement (this “Addendum”) shall have the meanings set forth in the Partnership Agreement.

WHEREAS, a Pricing Committee of the Board of Trustees (the “Board”) of the Company adopted resolutions on September 7, 2017 classifying and designating 5,520,000 Preferred Shares (as defined in the Trust Agreement as Amended and Restated December 18, 2008 of the Company, as amended (the “Trust Agreement”)) as 6.875% Series D Cumulative Redeemable Perpetual Preferred Shares (the “Series D Preferred Shares”);

WHEREAS, the Company filed an amendment to the Trust Agreement with the Department of State Corporation Bureau of the Commonwealth of Pennsylvania, effective on September 11, 2017 (the “Series D Designating Amendment”), establishing the Series D Preferred Shares, with such rights, preferences, privileges, qualifications, limitations and restrictions as described in the Series D Designating Amendment, and classifying and establishing 5,520,000 preferred shares of beneficial interest of the Company as Series D Preferred Shares;

WHEREAS, on September 11, 2017, the Company issued 4,800,000 Series D Preferred Shares, and, pursuant to Section 5.4 of the Partnership Agreement, the Company will contribute the proceeds of the issuance and sale of such Series D Preferred Shares to the Partnership in exchange for an equal number of Series D Preferred Units (as defined below) to be issued to the Company;

WHEREAS, the Company has determined that, in connection with the issuance of the Series D Preferred Shares, and pursuant to Section 4.3.B of the Partnership Agreement, it is necessary and desirable to amend the Partnership Agreement to create and authorize a class of preferred partnership units in the Partnership with the rights, obligations, duties and preferences as provided in this Addendum;

WHEREAS, Pursuant to Sections 16.15.A and 16.15.C of the Partnership Agreement, the Company is authorized to amend certain sections of the Partnership Agreement in its sole discretion and without the consent of any other partner of the Partnership, unless a partner in the Partnership would be adversely affected by such amendment;

WHEREAS, the Company has determined in its capacity as general partner that this Addendum will not adversely affect any partner of the Partnership; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, acting as the sole general partner of the Partnership, hereby amends the Partnership Agreement by adding the following addendum thereto:

Section 1. Creation, Designation and Number of Series D Preferred Units.

There is hereby created and authorized a class of preferred partnership units in the Partnership which shall be designated the 6.875% Series D Preferred Partner Units (the “Series D Preferred Units”), and the rights, obligations, duties and preferences of such Series D Preferred Units are as provided in this Addendum. The number of Series D Preferred Units shall be 4,800,000. The Series D Preferred Units shall be issued to the Company and shall constitute Preferred Partner Interests as defined in the Partnership Agreement.

Section 2. Distributions.

A.    Payment of Distributions. Subject to the rights of holders of any other Preferred Partner Interests of the Partnership, now or hereafter issued and outstanding, including the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units, other than Series D Preferred Units (“Parity Units”), as to the payment of distributions, pursuant to Article VI of the Partnership Agreement, the General Partner, as holder of the Series D Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 6.875% per annum of the $25.00 liquidation preference of each Series D Preferred Unit (equivalent to $1.71875 per annum per Series D Preferred Unit).

B.    Distributions on each outstanding Series D Preferred Unit shall be cumulative from and including September 11, 2017 and shall be payable (i) for the period from and including September 11, 2017 (the “Original Issue Date”) to December 14, 2017, on December 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each March, June, September and December commencing on December 15, 2017 (each such day being hereinafter called a “Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution that would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest, additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Distribution Payment Date, and each subsequent period from and including a Distribution Payment Date to but excluding the next succeeding Distribution Payment Date, is hereafter called a “Distribution Period.” Distributions shall accumulate from September 11, 2017 or the most recent Distribution Payment Date to which full cumulative distributions have been paid, whether or not in any such Distribution Period or Distribution Periods there shall be funds legally available for the payment of such distributions, whether the Partnership has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred Units that may be in arrears. The General Partner, as the holder of the Series D Preferred Units, shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of full cumulative distributions, as herein provided, on the

Series D Preferred Units. Distributions payable on the Series D Preferred Units for any period greater or less than a full Distribution Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series D Preferred Units for each full Distribution Period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series D Preferred Units have been paid, the General Partner, as the holder of Series D Preferred Units, will not be entitled to any further distributions with respect to that Distribution Period.

C.    So long as any Series D Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Units for all prior Distribution Periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series D Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D Preferred Units and such Parity Units.

D.    So long as any Series D Preferred Units are outstanding, no distributions (other than distributions or distributions paid solely in any other class of Units of the Partnership, now or hereafter issued and outstanding, the terms of which provide that such Units rank, as to the payment of distributions or amounts upon liquidation, dissolution or winding up of the Partnership, junior to such Series D Preferred Units (“Junior Units”), of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Partner Units made for purposes of and in compliance with the terms of an employee incentive or benefit plan of the General Partner or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the General Partner’s qualification as a REIT (as defined in the Trust Agreement) or redemptions of Class A and Class B Units pursuant to Section 9.5.A of the Partnership Agreement)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case full cumulative distributions on all outstanding Series D Preferred Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series D Preferred Units and all past distribution periods with respect to such Parity Units.

E.    Any distribution payment made on the Series D Preferred Units, including any capital gains distributions, shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series D Preferred Units which remains payable.

F.    Except as provided herein, the Series D Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

G.    As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

Section 3. Liquidation Preference.

A.    In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the holders of the Series D Preferred Units shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per Series D Preferred Unit equal to all accrued and unpaid distributions (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series D Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series D Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series D Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series D Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 3, none of (i) a consolidation or merger of the Partnership with one or more entities, (ii) a statutory Unit exchange by the Partnership or (iii) a sale or transfer of all or substantially all of the Partnership’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

B.    Until payment shall have been made in full to the holders of the Series D Preferred Units, as provided in this Section 3, and to the holders of Parity Units, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the Partnership. Subject to the rights of the holders of Parity Units, upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series D Preferred Units, as provided in this Section 3, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Units shall not be entitled to share therein.

Section 4. Redemption.

A.    If the General Partner elects to redeem any of the Series D Preferred Shares in accordance with the terms of the Series D Designating Amendment, the Partnership shall, on the date set for redemption of such Series D Preferred Shares, redeem the number of Series D Preferred Units equal to the number of Series D Preferred Shares for which the General Partner has given notice of redemption pursuant to the Series D Designating Amendment, at a redemption price of $25.00 per Series D Preferred Unit, plus accrued and unpaid distributions thereon (whether or not declared), to but excluding the date fixed for redemption.

B.    The following provisions set forth the procedures for redemption:

(i)    Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its Series D Preferred Shares in connection with such redemption. Such notice shall state: (a) the redemption date; (b) the number of Series D Preferred Units to be redeemed; (c) the redemption price and whether or not accrued and unpaid distributions will be payable; (d) the place or places where the Series D Preferred Units are to be surrendered for payment of the redemption price; (e) the procedures that the General Partner must follow to surrender the certificates for redemption, including whether the certificates shall be properly endorsed or assigned for transfer; (f) that distributions on the Series D Preferred Units to be redeemed will cease to accumulate on such redemption date; and (g) whether such redemption is being made pursuant to Section 5(a) or 5(b) of the Series D Designating Amendment. If less than all of the Series D Preferred Units are to be redeemed, the notice shall also specify the number of Series D Preferred Units to be redeemed.

(ii)    On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series D Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Series D Preferred Units (including all accumulated and unpaid distributions to but excluding the redemption date) shall be paid to the General Partner and each surrendered Series D Preferred Unit certificate, if any, shall be canceled. If less than all the Series D Preferred Units represented by any such certificate representing Series D Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Series D Preferred Units.

(iii)    From and after the redemption date (unless the Partnership defaults in payment of the redemption price plus accrued and unpaid distributions, if any, payable upon redemption), all distributions on the Series D Preferred Units designated for redemption in such notice shall cease to accrue, such Series D Preferred Units shall no longer be deemed outstanding and all rights of the General Partner will terminate, except the right to receive the redemption price plus accrued and unpaid distributions, if any, payable upon redemption. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but excluding the redemption date) of the Series D Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (a) state the date of such deposit, (b) specify the office of such bank or trust company as the place of payment of the redemption price and (c) require the General Partner to surrender the certificates, if any, representing such Series D Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 5. Ranking.

The Series D Preferred Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to any Junior Shares, (b) equally with the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and any other Parity Shares; and (c) junior to any Units the Partnership may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series D Preferred Units with respect to the payment of distributions and the distribution of assets in the event of the liquidation, dissolution or winding up of the Partnership (“Senior Units”).

Section 6. Voting Rights.

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series D Preferred Units.

Section 7. Restrictions on Transfer.

The Series D Preferred Units shall not be transferable.

Section 8. Conversion.

In the event of a conversion of Series D Preferred Shares into shares of Common Stock of the General Partner at the option of the holders of Series D Preferred Shares pursuant to the terms of the Series D Designating Amendment, then, upon conversion of such Series D Preferred Shares, the General Partner shall convert a number of Series D Preferred Units equal to the number of Series D Preferred Shares so converted into a number of Common Limited Partner Interests equal to the number of shares of Common Stock issued on conversion of such Series D Preferred Shares. In the event of a conversion of any Series D Preferred Shares into consideration other than shares of Common Stock in accordance with the Series D Designating Amendment, the Partnership shall retire a number of Series D Preferred Units equal to the number of Series D Preferred Shares converted into such other form of consideration. In the event of a conversion of Series D Preferred Shares into shares of Common Stock, to the extent the General Partner is required to pay cash in lieu of fractional shares of Common Stock pursuant to the Series D Designating Amendment in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner.

Section 9. No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series D Preferred Units.

Section 10. Voting Rights.

Except as required by applicable law or the Partnership Agreement, the holder of the Series D Preferred Units, as such, shall have no voting rights.

Section 11. Priority of this Designation.

The provisions of this Addendum shall take precedence over and control any other provisions of the Partnership Agreement that may conflict with the terms of this Addendum. Accordingly, the other provisions of the Partnership Agreement shall be construed whenever appropriate to give full force and effect to this Addendum.

Section 12. This Addendum shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law.

Section 13. If any provision of this Addendum is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the Company, in its capacity as general partner of the Partnership, has caused this Addendum to be executed by its duly authorized representative as of the date first written above.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

As sole general partner of PREIT Associates, L.P.

By:	/s/ Bruce Goldman
	Name:	Bruce Goldman
	Title:	Executive Vice President and General Counsel